EXHIBIT 10.77

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

THIS SECOND AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into by and between Cano Petroleum Inc., a Delaware corporation with its principal executive offices in Fort Worth, Texas (the “Company”), and Patrick M. McKinney, an individual currently residing in Tarrant County, Texas (“Senior Vice President,” collectively, the “Parties”), effective as of the 29th day of June, 2007 (the “Amendment Effective Date”).

WHEREAS, the Company and Senior Vice President entered into that certain Employment Agreement dated as of June 1, 2006, as amended by First Amendment to Employment Agreement dated effective as of November 9, 2006 (as amended, the “Agreement”); and

WHEREAS, the Company and Senior Vice President now desire to amend, alter, modify and change the terms and provisions of the Agreement, as follows.

NOW THEREFORE, for and in consideration of the mutual benefits to be obtained hereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, the Company and Senior Vice President do hereby agree to amend, alter, modify and change the Agreement, effective prospectively, as of the Amendment Effective Date as follows:

1.                                      Section 2. Term. Shall be deleted in its entirety and the following substituted in place and in lieu thereof.

2.                                       Term.  The employment of Senior Vice President by the Company as provided in this Section will be for a term of four (4) years (the “Term”) commencing on the Effective Date and expiring at the close of business on May 31, 2010.  After the Employment Term, this Agreement shall be automatically renewed for an indefinite number of successive one-year periods (a “Renewal Term”), unless either party gives written notice of its intent not to renew the Agreement no less than 30 days before the conclusion of the Term or Renewal Term, as applicable.  For the purposes of this Agreement, the Term and Renewal Term(s) shall be collectively called the “Employment Period.”  In the event, however, that Senior Vice President remains in the employ of the Company after the term of this Agreement without the parties having entered into a new employment agreement or extending this Agreement, then (i) the terms of this Agreement shall not be applicable, (ii) Senior Vice President shall be an employee-at-will subject to the benefits, programs, and policies of the Company then in effect, and (iii) either party may terminate the employment relationship at any time with or without cause.

2.                                      Section 4. (a)  Compensation. shall be deleted in its entirety and the following substituted in place and in lieu thereof:

(a)                                  Salary:  The Company shall pay Senior Vice President for his services, a base salary, on an annualized basis, of $200,000.00 (Two Hundred Thousand Dollars) per annum for the period from the Effective Date through June 30, 2007, and a base salary, on an annualized basis, of $250,000.00 (Two Hundred Fifty Thousand Dollars) per annum for the period beginning on July 1, 2007, which salary shall be payable by the Company in substantially equal installments on the Company’s normal payroll dates.  All applicable taxes on the base salary will be withheld in accordance with applicable federal, state and local taxation guidelines.

Except as specifically amended, altered, modified and changed hereby and heretofore, the Agreement remains in full force and effect as originally written.

Signatures

To evidence the binding effect of the covenants and agreements described above, the Parties hereto have executed this Amendment effective as of the date first above written.

THE COMPANY:

CANO PETROLEUM, INC.

By:	/s/ S. Jeffrey Johnson
S. Jeffrey Johnson
Chairman and Chief Executive Officer

SENIOR VICE PRESIDENT:

/s/ Patrick M. McKinney
Patrick M. McKinney